October 10, 2014 13:30 ET

Air Industries Group (the "Company" or "Air Industries") announces quarterly dividend

BAY SHORE, NY -- (Marketwired – October 10, 2014) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group today announced that its Board of Directors has approved a quarterly cash dividend to its shareholders.

A quarterly dividend of $0.15 per common share will be paid on November 3, 2014 to all shareholders of record as of the close of business on October 20, 2014. Future dividends will be subject to Board and Bank approval.

Mr. Michael Taglich, Chairman of the Board of Air Industries Group, commented: “We are excited about our internal and external growth opportunities. Since the beginning of the year we have acquired the businesses of Woodbine Products on April 1, Eur-Pac Corporation on June 2, Electronic Connection Corporation on September 1, and AMK Welding on October 1. We will be pursuing other select acquisition opportunities that are strategic and accretive, while maintaining and one day possibly increasing our quarterly dividend.“

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, maintaining its quarterly dividend, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group
631.881.4913
ir@airindustriesgroup.com